Exhibit 99.1

PRESS RELEASE

For:                                                        THE MACERICH COMPANY

Press Contact:                                                                       Arthur Coppola, President and Chief Executive Officer

                                                                                or

                                                                                                                                                        Thomas E. O’Hern, Executive Vice President and

                Chief Financial Officer

                (310) 394-6000

MACERICH ANNOUNCES 7% INCREASE IN FUNDS FROM OPERATIONS PER SHARE

Santa Monica, CA (2/12/08) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the year and quarter ended December 31, 2007 which included total funds from operations (“FFO”) diluted for the year ended December 31, 2007 of $407.9 million or $4.62 per share-diluted compared to $383.1 million or $4.35 per share-diluted for 2006.  For the quarter ended December 31, 2007, FFO-diluted was $132.5 million or $1.45 per share, up 7% compared to $1.36 per share-diluted for the quarter ended December 31, 2006.    For the year ended December 31, 2007, net income available to common stockholders was $71.7 million or $1.00 per common share-diluted compared to $228.0 million or $3.19 per share-diluted for 2006.  Net income available to common stockholders for the quarter ended December 31, 2007 was $38.4 million or $.53 per share-diluted compared to $147.9 million or $1.98 per share-diluted for the quarter ended December 31, 2006.  Included in net income during the quarter ended December 31, 2006 was $132.7 million in gain on sale of assets, compared to an $8 million gain on asset sales during the quarter ended December 31, 2007.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income to FFO and net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Recent Highlights:

•      During the quarter, Macerich signed 283,000 square feet of specialty store leases at average initial rents of $46.20 per square foot.  Starting base rent on new lease signings was 34.2% higher than the expiring base rent.

•      Mall tenant annual sales per square foot for the year ended December 31, 2007 increased 4.4% to $472 compared to $452 at December 31, 2006.

•      Portfolio occupancy at December 31, 2007 was 93.5% compared to 93.6% at December 31, 2006.

•      During the quarter SanTan Village, a 1.2 million square foot regional shopping center celebrated its grand opening on October 26, 2007 and phase I of the Casa Grande Promenade a 1-million square foot regional shopping center opened on November 16, 2007.

Commenting on the quarter, Arthur Coppola president and chief executive officer of Macerich stated “Continued execution of our robust development and redevelopment pipeline was reflected this quarter with the grand opening of two new regional malls, completion of a 435,000 square foot power center and a 100,000 square foot lifestyle expansion.  In addition we saw continued progress on our pipeline redevelopment projects at Santa Monica Place, The Oaks and Scottsdale Fashion Square.

The quarter also reflected continuing strong operating fundamentals with continued high occupancy and very strong releasing spreads both of which we see continuing in 2008.”

Redevelopment and Development Activity

The first phase of SanTan Village opened on October 26th with retailers posting results well ahead of expectations for the grand opening weekend. The 1.2-million-square-foot open-air super-regional shopping center opened with over 90% of the retail space committed with Dillard’s and more than 85 specialty retailers joining Harkins Theatres, which opened March 2007. The balance of the project, which includes Dick’s Sporting Goods, Best Buy, Barnes & Noble and up to 13 restaurants, is expected to open in phases throughout 2008.

The first phase of The Promenade at Casa Grande, a 1-million-square-foot, 130-acre department store anchored hybrid center, opened on November 16, 2007.   Ninety percent committed, the first phase of the project has approximately 550,000 square feet of mini-majors, including Dillard’s, Target, JCPenney, Kohl’s, Petsmart and Staples. The balance of the 1-million-square-foot, 130-acre department-store-anchored center is expected to continue to open in phases throughout 2008.

Flagstaff Mall’s 435,000-square-foot lifestyle expansion began opening in phases on October 19th with retailers reporting sales ahead of projections. Phase I of The Marketplace at Flagstaff Mall delivered approximately 240,000 square feet of new retail space including Best Buy, Home Depot, Linens n Things, Marshalls, Old Navy, Petco and Shoe Pavilion. Phase II, which will consist of village shops, an entertainment plaza and pad space, is expected to be completed in 2009-2010.

On November 8th, Freehold Raceway Mall opened the first phase of a combined expansion and renovation project that will add 96,000 square feet of new retail and restaurant uses to this high-performing regional center in New Jersey. The expansion, which is 85% committed, added nine new-to-market additions including: Borders, The Cheesecake Factory, P.F. Chang’s, Jared The Galleria of Jewelry, The Territory Ahead, Ann Taylor, Chico’s, Coldwater Creek and White House/Black Market. The balance of the project is expected to open throughout 2008.

Scottsdale Fashion Square, the 2 million square foot luxury flagship, is undergoing a $130 million redevelopment and expansion.  Phase I of the redevelopment and expansion began September 2007 with demolition of the vacant anchor space acquired as a result of the Federated-May merger and an adjacent parking structure. A 60,000-square-foot Barneys New York, the high-end retailer’s first Arizona location, will anchor an additional 100,000 square feet of up to 30 new luxury shops, which is planned to open in fall 2009 in an urban setting on Scottsdale Road. New first-to-market deals include Salvatore Ferragamo, Grand Luxe Café, CH Carolina Herrera, and Michael Kors. First-

to-market retailers opening in the spring 2008 will include Bottega Veneta, Jimmy Choo and Marciano.

Construction continues on the combined redevelopment, expansion and interior renovation of The Oaks, an upscale 1.1 million square foot super-regional shopping center in California’s affluent Thousand Oaks. The market’s first Nordstrom department store is under construction. Construction of  a first-to-market, 138,000-square-foot Nordstrom Department Store, two-level open-air retail, dining and entertainment venue and new multi-level parking structure at The Oaks continues on schedule toward a phased completion beginning fall 2008.

In December, Macerich received full entitlements to proceed with plans for a redevelopment of Santa Monica Place. The regional center will be redeveloped as an open-air shopping and dining environment that will connect with the popular Third Street Promenade.   The Santa Monica Place redevelopment has started and is moving forward with a projected fall 2009 completion.

Acquisitions and Dispositions

In the fourth quarter of 2007, Macerich and Mervyn’s agreed to a sale/leaseback transaction involving 43 Mervyn’s sites located in Arizona, California, Colorado, Nevada, Utah, New Mexico and Texas. In December, Macerich closed on 39 of the 43 locations to date and anticipates closing the remaining four sites in the first quarter of 2008.  The total purchase price for the 39 Mervyn’s locations was $400.2 million.  The portfolio contains approximately 3.4 million square feet of GLA.  Within the portfolio, 12 of the acquired sites are located in Macerich owned or managed centers.  Leaseback terms include approximately a 20-year initial term with extension options.

Effective January 1, 2008 the former owner of the Wilmorite portfolio exercised it right to exchange 3.4 million preferred units (redeemable into 2.9 million common units) in exchange for the Company’s interest in Eastview Mall, Greece Ridge Center, Pittsford Plaza and Marketplace Mall (together known as the “Rochester Assets”).  The Rochester Assets were transferred with pro rata mortgage debt of approximately $218 million.  The total square footage of the Rochester Assets is 4.7 million square feet of GLA and the average sales per square foot is $ 360.

On January 10, 2008, Macerich and its partner, the Alaska Permanent Fund Corporation (APFC) announced the acquisition of The Shops at North Bridge. The Shops at North Bridge is a 680,933-square-foot mixed-use retail development anchoring the south end of Chicago’s primary retail district known as “The Magnificent Mile.” The Shops at North Bridge is home to one of the top five performing Nordstrom Department Stores in the country.  Located on Chicago’s famed Michigan Avenue, the center has a 94.9% occupancy level and annual shop tenant sales of $839 per square foot.

Macerich and APFC acquired the property for $515 million. Macerich and APFC assumed the $205 million existing loan at an interest rate of 4.67% maturing in July 2009. This is the second joint venture for the two entities: Macerich and APFC co-own another of the country’s top-performing regional shopping centers, Tyson’s Corner Center.

2008 Earnings Guidance

Management is issuing its guidance for EPS and FFO per share for 2008.

Guidance for 2008 and reconciliation of EPS to FFO to EBITDA per share:

	Range per share:
Fully Diluted EPS	$1.28	to	$1.43

Plus: Real Estate Depreciation and Amortization	3.78	to	3.78
Less: Impact of Preferred Shares (antidilutive to EPS, dilutive to FFO)	(0.06)	to	(0.06)

Fully Diluted FFO per Share	5.00	to	5.15

Plus: Interest expense	4.44	to	4.44
Plus: Preferred Dividends (antidilutive to EPS, dilutive to FFO)	0.19	to	0.19
Plus: Non real estate depreciation, income taxes, ground rent expense, extraordinary loss, and less gain on sale of undepreciated assets	0.04	to	0.04

EBITDA Per Share	$9.67	to	$9.82

The Company’s 2008 earnings guidance is based upon its internal forecasting and planning process and on many assumptions, including the following:

Management expects comparable property EBITDA (excluding the impact of lease termination revenue) to grow in the 3.5% to 4.0% range compared to 2007.  EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share.

This guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 85% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 76 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls.  Additional information about Macerich can be obtained from the Company’s Web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com.  The call begins today, February 12, 2008 at 10:00 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months		For the Three Months		For the Three Months
	Ended December 31,		Ended December 31,		Ended December 31,
	Unaudited				Unaudited
	2007	2006	2007	2006	2007	2006
Minimum rents	$141,882	$141,347	$(1,017)	$(6,819)	$140,865	$134,528
Percentage rents	15,196	15,572	—	(523)	15,196	15,049
Tenant recoveries	67,690	69,334	(193)	(2,026)	67,497	67,308
Management Companies’ revenues	12,157	8,806	—	—	12,157	8,806
Other income	9,231	8,650	(19)	(535)	9,212	8,115
Total revenues	$246,156	$243,709	$(1,229)	$(9,903)	$244,927	$233,806

Shopping center and operating expenses	73,875	71,439	(415)	(2,635)	73,460	68,804
Management Companies’ operating expenses	19,579	15,379	—	—	19,579	15,379
Income tax expense (benefit)	8	(187)	—	—	8	(187)
Depreciation and amortization	63,739	57,598	(69)	(2,288)	63,670	55,310
REIT general and administrative expenses	4,823	3,991	—	—	4,823	3,991
Interest expense	68,833	73,209	—	(2,825)	68,833	70,384
Loss on early extinguishment of debt	—	24	—	—	—	24
Gain on sale of assets	7,882	132,710	86	(132,710)	7,968	—
Equity in income of unconsolidated joint ventures (c)	29,330	28,686	—	—	29,330	28,686
Minority interests in consolidated joint ventures	(1,496)	(1,832)	3	37	(1,493)	(1,795)

Income (loss) from continuing operations	51,015	181,820	(656)	(134,828)	50,359	46,992

Discontinued Operations:
(Loss) gain on sale of assets	—	—	(86)	132,695	(86)	132,695
Income from discontinued operations	—	—	742	2,133	742	2,133
Income before minority interests of OP	51,015	181,820	—	—	51,015	181,820
Income allocated to minority interests of OP	6,740	27,690	—	—	6,740	27,690
Net income before preferred dividends	44,275	154,130	—	—	44,275	154,130
Preferred dividends and distributions (a)	5,908	6,198	—	—	5,908	6,198
Net income to common stockholders	$38,367	$147,932	$0	$0	$38,367	$147,932

Average number of shares outstanding - basic	72,195	71,521			72,195	71,521
Average shares outstanding, assuming full conversion of OP Units (d)	84,918	91,820			84,918	91,820
Average shares outstanding - diluted for FFO (a) (d)	91,165	91,820			91,165	91,820

Per share income- diluted before discontinued operations	—	—			$0.52	$0.51
Net income per share-basic	$0.53	$2.07			$0.53	$2.07
Net income per share- diluted (a)	$0.53	$1.98			$0.53	$1.98
Dividend declared per share	$0.80	$0.71			$0.80	$0.71
Funds from operations “FFO” (b) (d)- basic	$126,572	$118,521			$126,572	$118,521
Funds from operations “FFO” (a) (b) (d) - diluted	$132,480	$124,719			$132,480	$124,719
FFO per share- basic (b) (d)	$1.50	$1.40			$1.50	$1.40
FFO per share- diluted (a) (b) (d)	$1.45	$1.36			$1.45	$1.36

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Twelve Months		For the Twelve Months		For the Twelve Months
	Ended December 31,		Ended December 31,		Ended December 31,
	Unaudited				Unaudited
	2007	2006	2007	2006	2007	2006
Minimum rents	$522,168	$525,728	$(1,046)	$(36,650)	$521,122	$489,078
Percentage rents	26,894	26,173	(78)	(1,506)	26,816	24,667
Tenant recoveries	274,091	270,214	(178)	(15,688)	273,913	254,526
Management Companies’ revenues	39,752	31,456	—	—	39,752	31,456
Other income	34,969	31,406	(204)	(1,477)	34,765	29,929
Total revenues	$897,874	$884,977	$(1,506)	$(55,321)	$896,368	$829,656

Shopping center and operating expenses	285,350	281,273	(663)	(19,146)	284,687	262,127
Management Companies’ operating expenses	73,761	56,673	—	—	73,761	56,673
Income tax (benefit) expense	(470)	33	—	—	(470)	33
Depreciation and amortization	236,310	236,669	(69)	(12,396)	236,241	224,273
REIT general and administrative expenses	16,600	13,532	—	—	16,600	13,532
Interest expense	263,691	286,635	35	(11,968)	263,726	274,667
Loss on early extinguishment of debt	877	1,835	—	—	877	1,835
Gain (loss) on sale or writedown of assets	9,771	241,732	2,376	(241,694)	12,147	38
Equity in income of unconsolidated joint ventures (c)	81,458	86,053	—	—	81,458	86,053
Minority interests in consolidated joint ventures	(3,768)	(40,933)	38	37,266	(3,730)	(3,667)

Income (loss) from continuing operations	109,216	295,179	1,605	(216,239)	110,821	78,940

Discontinued Operations:
(Loss) gain on sale of assets	—	—	(2,409)	204,863	(2,409)	204,863
Income from discontinued operations	—	—	804	11,376	804	11,376
Income before minority interests of OP	109,216	295,179	—	—	109,216	295,179
Income allocated to minority interests of OP	12,675	42,821	—	—	12,675	42,821
Net income before preferred dividends	96,541	252,358	—	—	96,541	252,358
Preferred dividends and distributions (a)	24,879	24,336	—	—	24,879	24,336
Net income to common stockholders	$71,662	$228,022	$0	$0	$71,662	$228,022

Average number of shares outstanding - basic	71,768	70,826			71,768	70,826
Average shares outstanding, assuming full conversion of OP Units (d)	84,760	88,058			84,760	88,058
Average shares outstanding - diluted for FFO (a) (d)	88,272	88,058			88,272	88,058

Per share income- diluted before discontinued operations	—	—			$1.02	$0.73
Net income per share-basic	$1.00	$3.22			$1.00	$3.22
Net income per share- diluted (a)	$1.00	$3.19			$1.00	$3.19
Dividend declared per share	$2.93	$2.75			$2.93	$2.75
Funds from operations “FFO” (b) (d)- basic	$397,870	$373,039			$397,870	$373,039
Funds from operations “FFO” (a) (b) (d) - diluted	$407,928	$383,122			$407,928	$383,122
FFO per share- basic (b (d)	$4.71	$4.43			$4.71	$4.43
FFO per share- diluted (a) (b) (d)	$4.62	$4.35			$4.62	$4.35

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)          On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares.  The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for  purposes of net income per share - diluted for 2007 as they would be antidilutive to those calculations. They are assumed converted for the three and twelve months ending December 31, 2006.  The weighted average preferred shares outstanding are assumed converted for purposes of FFO per share - diluted as they are dilutive to those calculations for all periods presented. On October 18, 2007, 560,000 shares of convertible preferred stock  were converted to common shares.

On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. These preferred units are assumed converted for purposes of net income per share - diluted for the three months ended December 31, 2006 and for FFO - diluted for the three months ended December 31, 2007 and 2006. For all other periods they are not assumed converted as they would be antidilutive to those calculations.

On March 16, 2007, the Company issued $950 million of convertible senior notes. These notes are not dilutive for purposes of net income per share - diluted or FFO – diluted for 2007.

(b)         The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures.  NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods.  This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities.  FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of undepreciated assets and the impact of SFAS 141 have been included in FFO.  The inclusion of gains on sales of undepreciated assets increased FFO for the three and twelve months ended December 31, 2007 and 2006 by $10.0 million, $10.8 million, $3.6 million and $9.5 million, respectively, or by $.11 per share, $0.12 per share, $0.04 per share and $.11 per share, respectively. Additionally, SFAS 141 increased FFO for the three and twelve months ended December 31, 2007 and 2006 by $3.5 million, $15.1 million, $4.0 million and $16.9 million, respectively, or by $.04 per share, $0.17 per share, $0.04 per share and $0.19 per share, respectively.

(c)          This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures  for all periods presented.

(d)         The Macerich Partnership, LP (the “Operating Partnership” or the “OP”) has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO - diluted includes the effect of outstanding stock options and restricted stock using the treasury method and assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation. For the three months ended December 31, 2007 and 2006, the MACWH, LP preferred units were dilutive to FFO and antidilutive for the twelve months ended December 31, 2007 and 2006.

(e)          In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Company adopted SFAS 144 on January 1, 2002. The Company has classified the results of operations for all of the below dispositions to discontinued operations.

On June 9, 2006, Scottsdale 101 in Arizona was sold. The sale of this property resulted in a gain on sale in 2006, at the Company’s prorata share, of $25.8 million.

On July 13, 2006, Park Lane Mall in Nevada was sold. The sale of this property resulted in a gain on sale of $5.9 million in 2006.

On July 27, 2006, Greeley Mall in Colorado and Holiday Village in Montana were sold. The sale of these properties resulted in gains on sale of $21.3 million and $7.4 million, respectively, in 2006.

On August 11, 2006, Great Falls Marketplace in Montana was sold. The sale of this property resulted in a gain on sale of $11.8 million in 2006.

On December 29, 2006, Citadel Mall in Colorado Springs, Colorado, Crossroads Malls in Oklahoma City, Oklahoma and Northwest Arkansas Mall in Fayetteville, Arkansas were sold.  The sale of these properties resulted in a total gain on sale of $132.7 million in 2006.

On December 17, 2007, the Company, as part of a sale/leaseback transaction involving 39 Mervyn’s sites,  identified certain locations available for sale. The Company has classified the results of operations from these sites to discontinued operations.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Summarized Balance Sheet Information:

	December 31,	December 31,
	2007	2006
	Unaudited
Cash and cash equivalents	$85,273	$269,435
Investment in real estate, net (h)	$6,540,837	$5,755,283
Investments in unconsolidated entities (i)	$835,662	$1,010,380
Total assets	$8,121,132	$7,562,163
Mortgage and notes payable	$5,762,958	$4,993,879
Pro rata share of debt on unconsolidated entities	$1,820,411	$1,664,447

	December 31,	December 31,
	2007	2006
	Unaudited
Total common shares outstanding	72,312	71,568
Total preferred shares outstanding	3,067	3,627
Total partnership/preferred units outstanding	15,628	16,342

Additional financial data as of:

	December 31,	December 31,
	2007	2006
	Unaudited
Occupancy of centers (f)	93.50%	93.60%
Comparable quarter change in same center sales (f) (g)	-0.70%	2.53%

Additional financial data for the twelve months ended:

Acquisitions of property and equipment - including joint ventures at pro rata	$412,726	$609,275
Redevelopment and expansions of centers- including joint ventures at pro rata	$579,418	$233,100
Renovations of centers- including joint ventures at pro rata	$41,560	$59,525
Tenant allowances- including joint ventures at pro rata	$43,025	$40,771
Deferred leasing costs- including joint ventures at pro rata	$25,792	$25,879

(f)            excludes redevelopment properties (Santan Village Phase 2, Santa Monica Place, The Oaks, Twenty Ninth Street and Westside Pavilion Adjacent)

(g)         includes mall and freestanding stores.

(h)         includes construction in process on wholly owned assets of $442,670 at December 31, 2007 and $294,115 at December 31, 2006.

(i)             the Company’s pro rata share of construction in process on unconsolidated entities was $68,627 at December 31, 2007 and $45,268 at December 31, 2006.

Pro rata share of joint ventures:

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	Unaudited		Unaudited
	2007	2006	2007	2006
Revenues:
Minimum rents	$63,634	$64,400	$250,220	$241,630
Percentage rents	8,408	8,657	15,733	15,963
Tenant recoveries	30,868	29,108	118,798	111,788
Other	3,517	4,518	14,840	15,125
Total revenues	$106,427	$106,683	$399,591	$384,506

Expenses:
Shopping center expenses	33,100	33,076	130,294	125,945
Interest expense	25,640	25,244	100,383	91,504
Depreciation and amortization	21,197	20,536	88,807	82,745
Total operating expenses	79,937	78,856	319,484	300,194
Gain on sale of assets	2,424	480	400	725
Equity in income of joint ventures	416	379	951	1,016
Net income	$29,330	$28,686	$81,458	$86,053

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net Income to FFO (b):

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	Unaudited		Unaudited
	2007	2006	2007	2006
Net income - available to common stockholders	$38,367	$147,932	$71,662	$228,022

Adjustments to reconcile net income to FFO - basic Minority interest in OP	6,740	27,690	12,675	42,821
(Gain) loss on sale of consolidated assets	(7,882)	(132,710)	(9,771)	(241,732)
plus gain on undepreciated asset sales- consolidated assets	7,596	3,112	8,047	8,827
plus minority interest share of gain (loss) on sale of consolidated joint ventures	373	15	760	36,831
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	(2,424)	(480)	(400)	(725)
plus gain (loss) on undepreciated asset sales- unconsolidated entities (pro rata share)	2,447	481	2,793	725
Depreciation and amortization on consolidated assets (j)	63,739	57,598	236,310	236,669
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,424)	(1,071)	(4,769)	(5,422)
Depreciation and amortization on joint ventures (pro rata) (j)	21,197	20,536	88,807	82,745
Less: depreciation on personal property and amortization of loan costs (j)	(2,157)	(4,582)	(8,244)	(15,722)

Total FFO - basic	126,572	118,521	397,870	373,039

Additional adjustment to arrive at FFO - diluted
Preferred stock dividends earned	2,006	2,575	10,058	10,083
Preferred units - dividends	3,902	3,623	antidilutive	antidilutive
Total FFO - diluted	$132,480	$124,719	$407,928	$383,122

(j)             In 2007, amortization of loan costs is included in interest expense.

Reconciliation of EPS to FFO per diluted share:

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	Unaudited		Unaudited
	2007	2006	2007	2006
Earnings per share - diluted	$0.53	$1.98	$1.00	$3.19
Per share impact of depreciation and amortization of real estate	0.96	0.86	3.70	3.54
Per share impact of gain on sale of depreciated assets	0.00	(1.48)	0.02	(2.33)
Per share impact of preferred stock / units not dilutive to EPS	(0.04)	0.00	(0.10)	(0.05)
Fully diluted FFO per share	$1.45	$1.36	$4.62	$4.35

Reconciliation of Net Income to EBITDA:

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	Unaudited		Unaudited
	2007	2006	2007	2006

Net income - available to common stockholders	$38,367	$147,932	$71,662	$228,022

Interest expense	68,833	73,209	263,691	286,635
Interest expense - unconsolidated entities (pro rata)	25,640	25,244	100,383	91,504
Depreciation and amortization - consolidated assets	63,739	57,598	236,310	236,669
Depreciation and amortization - unconsolidated entities (pro rata)	21,197	20,536	88,807	82,745
Minority interest	6,740	27,690	12,675	42,821
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,717)	(1,836)	(6,386)	(8,027)
Loss on early extinguishment of debt	—	24	877	1,835
Loss (gain) on sale of assets - consolidated assets	(7,882)	(132,710)	(9,771)	(241,732)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(2,424)	(480)	(400)	(725)
Add: Minority interest share of gain (loss)on sale of consolidated joint ventures	373	15	760	36,831
Income tax expense (benefit)	8	(187)	(470)	33
Preferred dividends	5,908	6,198	24,879	24,336

EBITDA (k)	$218,782	$223,233	$783,017	$780,947

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of EBITDA to Same Centers - Net Operating Income (“NOI”):

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	Unaudited		Unaudited
	2007	2006	2007	2006
EBITDA (k)	$218,782	$223,233	$783,017	$780,947

Add: REIT general and administrative expenses	4,823	3,991	16,600	13,532
Management Companies’ revenues	(12,157)	(8,806)	(39,752)	(31,456)
Management Companies’ operating expenses	19,579	15,379	73,761	56,673
Lease termination income of comparable centers	(1,062)	(6,678)	(11,631)	(18,176)
EBITDA of non-comparable centers	(22,467)	(23,793)	(86,695)	(83,576)

Same Centers - net operating income (“NOI”) (l)	$207,498	$203,326	$735,300	$717,944

(k)          EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.  EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(l)             The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.